EXHIBIT 23.2

                Consent of Independent Public Accountants


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Superior Energy Services, Inc. for the registration of $300,000,000 of equity and debt securities and to the incorporation by reference therein of our report dated March 2, 1999, with respect to the consolidated financial statements and schedule of Superior Energy Services, Inc. and subsidiaries (formerly Cardinal Holding Corp.) included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                                 /S/ ERNST & YOUNG LLP
New Orleans, Louisiana
April 19, 2000